Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2010

SAN FRANCISCO--(BUSINESS WIRE)--August 3, 2010--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the second quarter of 2010.

Highlights for the second quarter of 2010 and Outlook

  CAI reported net income for the second quarter of 2010 of $0.31 per fully diluted share, a 63.2% increase compared to $0.19 during the second quarter of 2009 and an 82.4% increase as compared the $0.17 per fully diluted share in the first quarter of 2010.
  Container rental revenue increased 13.2% during the second quarter of 2010 as compared to the first quarter of 2010.
  Average utilization for the second quarter of 2010 improved by 8.8% to 95.1% from the 86.3% reported in the first quarter of 2010.
  Container demand has remained strong in the third quarter of 2010 and as of July 30, 2010 utilization increased to 97.5%.
  During June, 2010 CAI sold approximately 10,700 TEUs of containers to two container investor groups and entered into management agreements with the same investors.
  During July, 2010 CAI purchased approximately 21,300 TEUs from a container investor.
  On August 2, 2010, CAI submitted to the Securities and Exchange Commission on Form S-3 a universal shelf registration statement for $30 million of securities as part of normal corporate practice to provide the company financing flexibility.

CAI today reported net income of $5.7 million in the second quarter of 2010 as compared to net income of $3.3 million in the second quarter of 2009. Fully diluted earnings per share in the second quarter of 2010 were $0.31 on 18.1 million average shares outstanding, as compared to fully diluted earnings per share of $0.19 on 17.9 million average shares outstanding during the second quarter of 2009.

Total revenue for the second quarter of 2010 was $17.4 million as compared to $16.7 million for the second quarter of 2009. Container rental revenue was $14.0 million as compared to $13.5 million in the second quarter of 2009. Management fee revenue was $2.5 million as compared to $2.1 million of management fee revenue reported in the second quarter of 2009. There was a gain on sale of container portfolios of $0.3 million in the second quarter of 2010 as compared to a gain of $0.5 million recorded in the second quarter of 2009. Finance lease income in the second quarter of 2010 was $0.5 million as compared to finance lease income of $0.6 million reported in the second quarter of 2009.

Masaaki (John) Nishibori, CEO of CAI, commented, “We are very pleased with our performance in the second quarter of 2010. Our fleet today is effectively fully utilized and because of the strong demand we are expecting to further invest in new and used containers during the second half of 2010. Demand for containers is being driven primarily by increased trade activity. Clarkson Research, a shipping industry research firm, is forecasting world containerized trade growth of 10.9% in 2010 and 10.7% in 2011. Per diem rates on new leases have materially increased because of the strong demand and the increase in new container prices. We expect that the higher utilization and improving per diem trend to benefit us over the remainder of 2010.

In this quarter, we took delivery of 18,800 TEUs of new containers and in July 2010 purchased 21,300 TEUs of older units from one of our container investors. The used units we purchased were managed by CAI and are principally all on lease. During the quarter, we also sold approximately 10,700 TEUs of older containers to two investor groups in Asia. Along with the sale, we entered into new management agreements with the investors for those assets purchased by them. We believe container investors in Asia and Europe are becoming more interested in investing in containers as a result of the improved utilization of containers and the outlook for the container shipping industry.

We remain optimistic about the prospects in 2010 and beyond. We expect demand to remain strong this year and we will continue to invest in new containers to meet our customers’ demand. With the increased demand for containers we have increased our investment expectations for containers to approximately $200 million in 2010 from an expectation of approximately $100 million at the beginning of this year. We expect to fund this investment level as we have in the past with additional debt financing.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)
	June 30,	December 31,
ASSETS	2010	2009

Cash	$5,398	$14,492
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,643 and $1,420 at June 30, 2010 and December 31, 2009, respectively	14,862	14,412
Accounts receivable (managed fleet)	20,965	18,953
Current portion of direct finance leases	4,827	6,776
Prepaid expenses	1,919	3,077
Deferred tax assets	1,668	1,669
Other current assets	467	4,000
Total current assets	50,106	63,379
Container rental equipment, net of accumulated depreciation of $75,851 and $80,627 at June 30, 2010 and December 31, 2009, respectively	326,502	299,340
Long-term portion of net investment in direct finance leases	8,631	5,844
Furniture, fixtures and equipment, net of accumulated depreciation of $700 and $759 at June 30, 2010 and December 31, 2009, respectively	369	435
Intangible assets, net of accumulated amortization of $5,240 and $4,656 at June 30, 2010 and December 31, 2009, respectively	4,174	5,085
Total assets	$389,782	$374,083

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$3,807	$8,030
Accrued expenses and other current liabilities	2,743	3,638
Due to container investors	20,135	17,285
Unearned revenue	4,163	4,225
Current portion of related party term loan	800	800
Current portion of capital lease obligation	4,214	3,813
Rental equipment payable	27,869	660
Total current liabilities	63,731	38,451
Revolving credit facility	141,500	152,500
Related party term loan	8,600	9,000
Deferred taxes	26,653	26,606
Capital lease obligation	11,637	16,282
Income taxes payable	2,145	2,146
Total liabilities	254,266	244,985

Stockholders' equity:
Common stock, par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding, 17,914,235 shares at June 30, 2010 and 17,917,176 at December 31, 2009	2	2
Additional paid-in capital	104,181	103,684
Accumulated other comprehensive loss	(4,052)	(1,248)
Retained earnings	35,385	26,660
Total stockholders' equity	135,516	129,098
Total liabilities and stockholders' equity	$389,782	$374,083

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Container rental revenue	$13,974	$13,457	$26,318	$27,576
Management fee revenue	2,536	2,101	4,717	4,594
Gain on sale of container portfolios	348	497	614	753
Finance lease income	505	606	907	1,314
Total revenue	17,363	16,661	32,556	34,237

Operating expenses:
Depreciation of container rental equipment	4,471	4,222	8,678	8,593
Amortization of intangible assets	341	400	695	808
Impairment of container rental equipment	11	25	28	61
Gain on disposition of used container equipment	(2,498)	(611)	(3,918)	(1,401)
Storage, handling and other expenses	1,763	2,426	3,954	4,136
Marketing, general and administrative expense	5,527	4,777	10,476	9,692
Loss (gain) on foreign exchange	230	(83)	411	(3)
Total operating expenses	9,845	11,156	20,324	21,886

Operating income	7,518	5,505	12,232	12,351

Interest expense	963	1,050	1,820	2,352
Interest income	(88)	(3)	(120)	(7)
Net interest expense	875	1,047	1,700	2,345

Income before income taxes	6,643	4,458	10,532	10,006

Income tax expense	967	1,125	1,807	2,718

Net income	$5,676	$3,333	$8,725	$7,288

Net income per share:
Basic	$0.32	$0.19	$0.49	$0.41
Diluted	$0.31	$0.19	$0.48	$0.41

Weighted average shares outstanding:
Basic	17,910	17,901	17,908	17,899
Diluted	18,141	17,901	18,098	17,899

	As of June 30,	As of June 30,
	2010	2009
	(unaudited)
Managed fleet in TEUs	512,836	533,145
Owned fleet in TEUs	263,632	235,548

Total	776,468	768,693

Conference Call

A conference call to discuss financial results for the second quarter of 2010 will be held on Tuesday, August 3, 2010 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9148; outside of the U.S., call 1-760-536-5211. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q2 2010 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2010, the company operated a worldwide fleet of approximately 776,000 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its interim report on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Financial Officer
vgarcia@caiintl.com